Exhibit 99.(p)(5)

Kobren Insight Management LLC

An E*TRADE Wealth Management Company

Written Supervisory Procedures (Code of Ethics Excerpt)

April 2008

2 – Code of Ethics

General Principles

The Code of Ethics (the “Code”) establishes rules of conduct for employees of KIM, Inc.  KIM and its employees are obligated behave in a manner reflecting their fiduciary obligation to clients, comply with applicable federal security laws, always place the interests of clients first and not take inappropriate advantage of their positions.

The Code governs the personal securities activities of all “Access Persons”.   Access Persons must ensure all personal securities transactions are conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of a position of trust and responsibility.

2.1     Legal Requirements

Under Rule 204A-1 of the Act Investment Advisers must adopt a Code of Ethics to communicate policies and procedures designed to ensure employees and associates act toward clients in an ethical and professional manner.

Among the items included are policies and procedures designed to prevent conflicts of interest between KIM, its employees and associates and clients.

The Investment Advisers Act of 1940 (“the Act”) and rules adopted under it prohibit Access Persons from engaging in fraudulent and manipulative practices.  The rules also require that each registered adviser adopt and promulgate a Code of Ethics designed reasonably to prevent Access Persons from engaging in prohibited practices.

Thus an employee must never:

A.           Employ any device, scheme or artifice to defraud a client

B.             Make any untrue statement of material fact or material omission in communications to clients or the public

C.             Engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon a client

D.            Engage in any manipulative practice with respect to the client

Without limiting the foregoing, all employees of KIM shall keep confidential all investment decisions and purchase and sale activities of KIM on behalf of its clients, with the exception of providing pertinent information to the executing broker, custodian or client.

2.2 – Applicability

An “Access Person” is defined as: any officer, director, employee of KIM.

The Chief Compliance Officer (“CCO”) or designee identifies Access Persons and  informs them of their duty to report personal trades and provide a copy of this Code and any amendments.  The Compliance Officer or designee obtains from Access Persons a written acknowledgement of receipt of the Code and any amendments.

2.3 – Record Retention of Access Person Listing

A list of all Access Persons must be retained in an easily accessible place for five years.

2.4 – Reporting Violations

All KIM employees are required to report violations or suspected violations of the code promptly to the CCO or designee (provided the CCO also receives reports of all violations).  The requirement to report violations of the Code also applies to reporting violations committed by the employee.  In the case where the violation involves the Chief Compliance Officer or designee, the report must go to KIM’s Chief Operating Officer.

The following is a non-exclusive list of examples of violations which must be reported:

A.           noncompliance with applicable laws, rules, and regulations

B.             fraud or illegal acts involving any aspect of KIM business

C.             material misstatements in regulatory filings, internal books and records, clients records or reports

D.            activity that is harmful to clients, including fund shareholders

E.              deviations from required controls and procedures that safeguard clients and the firm

All reports will be treated confidentially to the extent permitted by law and investigated promptly and appropriately.  KIM will allow reports to be submitted anonymously, but does not encourage this as it may be difficult to gather additional information needed to complete an investigation.  KIM and its affiliates will not retaliate against any employee or associate reporting actual or suspected violations of the Code.  Should any questions arise, employees should consult with the Chief Compliance Officer or designee.

2.5 – Insider Trading Regulation

It is a violation of federal law to purchase or sell securities while in possession of material nonpublic information about the securities or their issuer.  It is also unlawful to communicate inside information to others who may trade on the basis of such information.

The Insider Trading and Security Fraud Enforcement Act of 1988 (ITSFEA) was signed into law on November 18, 1988, giving federal authorities the power to prosecute any individual, employee and/or employer who uses confidential client information for his or her own benefit or who communicates confidential client information to others.  ITSFEA also provides for claims by those who were disadvantaged by the insider trading.

2.6 – Definition of Insider Trading

The term insider trading is not defined in the federal securities law, but generally is used to refer to the use of material non-public information to trade in securities (whether or not one is an “insider”) or to communicate material non-public information to others.

Insider trading consists of purchasing or selling a security while in possession of material non-public information about the issuer of the security or the market for the security. Most often, the securities that have been the subject of insider trading are common stock of a publicly traded corporation. However, trading in options on common stock or, in certain circumstances, even convertible debt securities could violate the prohibition on insider trading.

Because KIM research and securities trades involve mutual fund shares and fixed income securities, many of the typical insider trading scenarios do not exist. However, KIM employees may obtain non-public information on the funds and fixed income securities we monitor. Even though the opportunity to profit from this information in a personal transaction is remote, the opportunity may exist and employees must adhere to the policies in this Code.

2.7 – What Is Non-Public Information?

Information is non-public until it has been effectively communicated to the public.  One must be able to point to some fact to show that the information is generally public.  For example, information found in a report filed with the SEC, appearing in a wire service report, or other publication of general circulation is considered public.

2.8 – When is Non-Public Information Material?

Information is material if there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decision. Information that is usually material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, and extraordinary management developments.

If any person is unsure whether information obtained is material non-public information, consult the CCO or designee.

2.9 – KIM Policy Concerning Insider Trading (Front Running)

While KIM employees may own or purchase securities it recommends to its clients, it will be considered a violation of the Code for its officers, directors or employees to buy or sell such securities (with the exception of mutual fund shares) immediately before or after the execution of client transactions in such securities if the person has knowledge of KIM trading the security for clients.

2.10 – Penalties Regarding Misuse of Material Inside Information

Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

A.     civil injunctions, treble damages, disgorgement of profits, and jail sentences

B.     fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited

C.     fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided

In addition, any person found to have acted in violation of this policy statement can expect to receive serious sanctions by KIM, including dismissal.

Personal Trading Policy

2.11 – General Principles That Govern Personal Trading Activities

The following principals form the basis for the KIM Personal Trading Policy:

A.           E*TRADE policy dictates all personal brokerage accounts are to be opened on the E*TRADE platform unless authorization has been granted.

B.             Access Persons are prohibited from trading securities on the E*TRADE Financial Restricted Securities List, shown on Channel*E, and KIM’s Blackout List.  Prior to placing a trade, check the Restricted Securities and Blackout List, respectively.  Details on the Blackout List is provided in Section 4.2

C.             Access Persons must report to the Compliance Officer or designee any trading of individual securities during the past calendar quarter including purchases, sales and/or exchanges of shares of E*TRADE Kobren Growth Fund or any other funds for which KIM serves as the investment adviser or sub-adviser (the “Kobren Affiliated Funds’). We encourage employees to have duplicate statements forwarded to the Compliance Officer or designee. Also, any new brokerage account opened since the last quarter end must be disclosed on the Quarterly Transaction Report. Details on the Quarterly Transaction Report policy are in Section 6.4

D.            Each January all KIM employees must provide an Annual Securities Holding Report listing all securities* they own either directly or through a “beneficial account” to the Compliance Officer or designee. (*Mutual funds (with the exception of Kobren Affiliated Funds), U.S. Treasuries or bank instruments like CDs are exempt from this reporting requirement.) See Section 6.5 for details

E.              Any new Access Person must submit to the Compliance Officer or designee an Initial Securities Holding Report. Details on the Initial Securities Holding Report are in Section 6.6

2.12 – Blackout List Policy

No Access Person shall trade any security in which he or she has, any direct or indirect beneficial ownership appearing on the Blackout List.  The Blackout List identifies certain securities for which the E*TRADE Kobren Growth Fund is close to or at the maximum allowable percentage of ownership.

“Beneficial ownership” is determined in accordance with the definition of “beneficial owner” set forth in Rule 16a-(a)(2) under the Securities Exchange Act of 1934, as amended, i.e., a person must have a “direct or indirect pecuniary interest” to have “beneficial ownership”.  Although the following list is not intended to be exhaustive, pursuant to the rule, a person is generally regarded as the beneficial owner of the following securities:

A.           securities held in the person’s own name

B.             securities held with another in joint tenancy, community property or other joint ownership

C.             securities held by a bank or broker as nominee or custodian on such person’s behalf of securities pledged as collateral for a loan

D.            securities held by members of the person’s immediate family sharing the same household (“immediate family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships)

E.              securities held by a relative not residing in the person’s home if the person is a custodian, guardian or otherwise has controlling influence over the purchase, sale or voting of such securities

F.              securities held by a trust in which the person is a beneficiary and has or shares the power to make purchase or sales decisions

G.             securities held by a trust for which the person serves as a trustee and in which the person has a pecuniary interest (including pecuniary interests by virtue of performance fees and by virtue of holdings by the person’s immediate family)

H.            securities held by a general partnership or limited partnership in which the person is a general partner

I.                 securities owned by a corporation in which the person has a control position or in which the person has or shares investment control over the portfolio securities (other than a registered investment company)

J.                securities in a portfolio giving the person certain performance related fees

K.            securities held by another person or entity pursuant to any agreement, understanding, relationship or other arrangement giving the person any direct or indirect pecuniary interest.

The foregoing shall not apply to Directors of KIM who do not work in a KIM office and are not aware of KIM trading activity.

2.13 – How will you know when a security is removed from the Blackout List?

The list is updated by Portfolio Managers, Chief Compliance Officer or designee and Operation’s Manager.  The CCO, or their designate, will provide employee notification via email with a current list as needed.

The Blackout list is also maintained on KIM’s network shared drive in the “Blackout” file.  Employees are responsible for checking the list before they trade securities.

2.14 – Covered Securities

The Code requires Access Persons to report holdings and transactions in “Covered Securities” (as defined below).

Covered Security means any security except direct obligations of the United States, bankers acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, money market fund shares (whether or not issued by a series of the Funds) and shares issued by other unaffiliated open-end investment companies.  Notwithstanding the above, a Covered Security shall include an open-end investment company that is an exchange-traded fund.

2.15 – Initial Securities Holdings Report – See Attachment B

Within ten (10) days after becoming an Access Person, provide a listing of any security he or she owns on the Initial Securities Holdings Report, shown below. Mutual funds (with the exception of Kobren Affiliated Funds), U.S. Treasuries or bank instruments like CDs are exempt from this reporting requirement. Each Access Person must list on their Initial Securities Holding Report all accounts with brokers, dealers and banks in which securities are held. The Compliance Officer or designee will review each report for compliance with the Code, and signify that the report has been reviewed by dating and initialing the reports.   If there are no securities to report, the access person should respond by sending an email to the Compliance Officer or designee stating “No securities to report for the Initial Securities Holdings Report.”

The Code requires Access Persons to report holdings and transactions in “Covered Securities” (as defined below).  “Covered Security” means any security except direct obligations of the United States, bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, money market fund shares (whether or not issued by a series of the Funds) and shares issued by other unaffiliated open-end investment companies.  Notwithstanding the above, a covered Security shall include an open-end investment company that is an exchange-traded fund.

2.16 – Annual Securities Holdings Report – See Attachment C

Each January, Access Persons must provide a listing of any security he or she owns on the Annual Securities Holdings Report, provided below. Mutual funds (with the exception of E*TRADE Kobren Growth Fund), U.S. Treasuries or bank instruments like CDs are exempt from this reporting requirement.  The CCO or designee will review each report for Code compliance and signify the review by dating and initialing it.  If there are no securities to report, the access person should respond by sending an email to the CCO or designee stating “No securities to report for the Annual Securities Holdings Report.”

2.17 – Quarterly Transaction Report Requirements – See Attachment D

All Access Persons must report trading of individual securities (stocks, fixed income securities shares of Kobren Affiliated Funds, etc.…) during the past quarter in their personal or beneficial accounts by:

A.         Authorizing the brokerage firm to send duplicate statements to the CCO or designee

B.           Completing the Quarterly Transaction Report, provided below, and returning it to the Compliance Officer or designee before the 30th calendar day following the quarter end

C.           If there are no transactions to report during the past quarter, the access person should respond by sending an email to the CCO or designee stating “No transactions to report for the Quarterly Transaction Report”

The CCO or designee will review the report for compliance with the Code, and signify the report has been reviewed by dating and initialing it.

In addition, Access Persons must report new accounts opened during the quarter with broker/dealers or banks in which securities are or can be held.

This deadline must be strictly adhered to as KIM must comply with SEC regulations.  The policy includes trades in personal accounts, accounts owned by a family member, any trust, partnership or other entity under your direct influence or control.  These accounts are referred to as “beneficial accounts.” See section 4.2 for details on beneficial accounts.

2.18 – Certification of Compliance – See Attachment H

Annually KIM Access Persons will submit an Annual Certification to the Compliance Officer or designee

A.           They understand KIM’s Code and recognize they are subject to the Code;

B.             The transactions they are reporting represent all transactions required to be reported;

C.             They have complied with all the requirements of this Code

2.19 – Short-Term Trading is Prohibited

Access Persons are prohibited from trading individual securities and the E*TRADE Kobren Growth Fund such that a security or shares are bought and sold (or sold short and bought) within 60 calendar days.  Should an unusual circumstance exist, the Access Person should consult the CCO or designee prior to trading and upon a review of the issues an exception may be approved.

2.20 Trading Initial Public Offerings and Limited Offerings

Access Persons may acquire securities of an initial public offering (“IPO”) or a limited offering (i.e., a private placement of limited partnership) for his or her personal account provided the following conditions are met:

A.         Prior to purchasing the securities, the Access Person shall pre-clear the trade with the Compliance Officer or designee who will disclose to the selling dealer that the buyer is a representative of Kobren Insight Management, Inc. and the firm’s Code of Ethics permits such a purchase.

B.           Once the IPO shares have been purchased, sales of these IPO shares are subject to the 60-day Short Term Trading policy. A purchase of a limited offering is also subject to the 60-day Short Term Trading policy.

2.21 Personal Securities Trading Review

The Associate Compliance Officer performs a quarterly review of Access Person Personal Securities Trading activity using a combination of the Quarterly Transaction Report, copies of brokerage account statements provided by non-E*Trade broker/dealers and a daily Compliance Department report which captures all securities transactions, including restricted securities, in employee accounts.  The transactions of the CCO and ACO are reviewed by the KIM COO.

Outside Business Activities – See Attachment E

2.22 – KIM Policy

Company policy requires employees to report promptly in writing to the CCO or designee any employment or business relationship outside the scope of their position with KIM for which any compensation is received, and all other activities such as serving in a decision making capacity of a charitable organization.  If an employee earns any money in connection with any activity, other than passive investment income (e.g., dividends, interest, etc.) he/she must promptly disclose this information to allow the CCO or designee to review for possible Code violations.

Disclose current part-time jobs and activities if compensated. Disclose all activities in which you provide investment advice, whether you are compensated or not.

Employees are required to disclose to the Firm, in writing, any outside business activities prior to engaging in such activity. Charitable activities are not included in this requirement unless the employee is being compensated for such activity.

Outside business activities may include a wide range of activities including but not limited to the following:

A.           Employment with an outside entity

B.             Acting as an independent contractor to an outside party

C.             Serving as an officer, director, or partner

D.            Acting as a finder

E.              Referring someone and receiving a referral fee

F.              Receiving other compensation for services rendered outside the scope of employment with the Firm

G.             Serving in a political office or other elected capacity

H.            Conducting charity work which involves handling funds and/or making investment decisions

Compensation may include salary, stock options or warrants, referral fees, or providing of services or products as remuneration. Generally, remuneration consisting of anything of present or future value for services rendered may be considered compensation. The information to be disclosed should include the following:

A.           Name of the outside employer or association

B.             Nature of activity or association

C.             Time spent at this activity per week or month and whether the activity occurs during the Firm’s normal business hours

D.            Type of compensation

Compliance will approve or disapprove the outside business activity in writing. If disapproved, the employee will be notified. A record of the approval or disapproval will be retained in the employee’s file or a file established for outside business activities.

Serving As Officers, Trustees and/or Directors of Outside Organizations

No Employee shall serve as director, trustee or officer of an outside organization without first obtaining prior approval of the Chief Compliance Officer.  This is in order to preclude any possibility of their profiting improperly from their positions and or to prevent the firm or employee from obtaining constructive custody if the entity is a client.

Employees may, under certain circumstances, be granted permission to serve as directors, trustees or officers of outside organizations. These organizations can include public or private corporations, partnerships, charitable foundations and other not-for-profit institutions. Employees may also receive compensation for such activities.

At certain times, ETCM may determine that it is in its clients’ best interests for an employee(s) to serve as officers or on the board of directors of outside organizations. For example, a company held in clients’ portfolios may be undergoing a reorganization that may affect the value of the company’s outstanding securities and the future direction of the company. Service with organizations outside of ETCM can, however, raise regulatory issues and concerns, including conflicts of interests and access to material non-public information.

As an outside board member or officer, an employee may come into possession of material non-public information about the outside company, or other public companies. It is critical that a proper information barrier be in place between ETCM and the outside organization, and that the employee does not communicate such information to other ETCM employees in violation of the information barrier.

Similarly, ETCM may have a business relationship with the outside organization or may seek a relationship in the future. In those circumstances, the employee must not be involved in the decision to retain or hire ETCM.

2.23 – Gifts

No Access Person shall receive any gift or other things of more than de minimis value from any person or entity that does business with or on behalf of KIM.  For the purpose of the Code, de minimis is considered to be $100.00.  Gifts should not exceed $100 in total value per third party per year.  Gift certificates are acceptable provided they are only redeemable for merchandise or services rather than cash.  Gifts that are of a promotional nature and of a nominal value (e.g., branded coffee mugs, T-shirts, or golf balls) may be accepted, and shall not be counted against the $100 limit, as long as the items display the third party’s logo or other similar third-party branding.  Under no circumstances are securities, cash or cash equivalents such as checks, travelers or gift checks allowed.

It shall be permissible to accept an occasional meal, ticket to a sporting event or the theater, or other comparable entertainment from a third party.  However, these benefits must not be so frequent or so extensive as to raise any question of propriety.  If a representative of the third party attends the meal or event, the value of the meal or ticket shall not count against the $100 annual limit.  Any other guests should be limited to household members.

2.24 – Review by KIM Management

The CCO or designee shall furnish to the Management of KIM all material information regarding a violation of KIM’s Code.  At least annually, the CCO or designee shall report to the Management:

A.           Existing procedures concerning personal securities trading activities by Access Person’s and any policy and procedure changes made during the past year

B.             Recommended changes to the Code or procedures

C.           A summary of violations during the past year for which significant remedial action was taken and had not previously been reported to the Board of Directors or Management.

2.25 – Review by the Board of Trustees of E*TRADE Funds

SEC Rule 17j-1 under the Investment Company Act of 1940 requires:

A.         The Board of Trustees of the E*TRADE Funds to approve KIM’s Code and any material amendments thereto

B.           The Compliance Officer or designee for KIM and KIM to report in writing annually to the E*TRADE Fund Board any violations of this Code

C.           KIM’s Code of Ethics to be filed with the SEC as an exhibit to KIF’s registration statement

2.26 – Sanctions

Upon discovering that an Access Person has not complied with the requirements of this Code, the Compliance Officer or designee or its management personnel may impose on that person appropriate remedial sanctions including, in addition to sanctions specifically delineated in other sections of this Code, censure, suspension or termination of employment.

2.27 – Confidentiality

All information obtained from any Access Person shall be kept in strict confidence, except the reports of securities transactions which may be made available to the Securities and Exchange Commission or any other regulatory or self-regulatory organization, and may otherwise be disclosed to the extent required by law or regulation.

2.28 – Other Laws, Rules, and Statements of Policy

Nothing contained in this Code shall be interpreted as relieving any Access Person from acting in accordance with the provision of any applicable law, rule, or regulation or any other statement of policy or procedures governing the conduct of such person adopted by Insight.

2.29 – Further Information

If any person has any questions with regard to the applicability of the provisions of this Code or with regard to any securities transaction he/she should consult the Compliance Officer or designee.

KIM/KIM Code versions:  1Q96, 9/30/96, 2/97, 9/97, 1Q99, 8/99, 12/99, 3/00, 02/04, 02/05, 11/06, 12/07, 04/08